EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

WITH MENASHE SHAHAR

February 17, 2004

Mr. Menashe Shahar

Re:	Employment Status

Dear Menashe:

This shall confirm our discussions regarding the change in your employment status at Vyyo Inc. and its subsidiaries (the “Company”).

Subject to the terms and conditions of this letter, you shall remain an employee of the company through December 31, 2004 (the “Remaining Term”). Your salary for the Remaining Term (February 16 through December 31) shall be $50,000, subject to withholding and payable in accordance with the Company’s usual payroll practices (equal to $2,380.95 per pay period for 21 remaining pay periods). At the conclusion of the Remaining Term, your employment with the Company shall terminate. You will be entitled to terminate unilaterally your employment with the Company at any point of time before the end of the Remaining Term by providing a written notice to the Company. If and when such notice is received from you by the Company, the Company will pay you immediately the remaining salary that was not paid to you as of that date (up to $ 50,000), and all other aspects of your employment will terminate.

During the Remaining Term you shall be required to be available over the phone or email, to answer any and all questions that may arise as to technical, engineering and marketing matters from time to time. These questions will only be related to the information that you acquired prior to the start of the Remaining Term and will not require you to do any new study, new analysis or generate documents. During the remaining term, you will not be required to be in the office during the work hours and you will not be required to notify the company about your travels. During the Remaining Term you shall remain an employee of the Company and shall, in addition to the salary referred to above, continue to receive all non-compensation related benefits (such as health insurance, vesting of options, visa status, etc.).

As you shall remain an employee of the Company during the Remaining Term, you shall continue to owe the Company a duty of loyalty. You agree that you will not disparage the Company in any way or engage in any activities that may have an adverse affect on the Company or its business. Notwithstanding the foregoing, during the Remaining Term you shall be permitted to seek and, upon the written consent of the Company which

Mr. Menashe Shahar

consent shall not be unreasonably withheld, accept employment provided such employment is not inconsistent with your duties outlined herein and is does not result in a violation of your visa status.

During the Remaining Term, the Company shall have no obligation to provide any travel for you or your family and you waive the obligation of the Company, if any, to provide for your return to Israel upon your termination of employment.

At the conclusion of the Remaining Term, you shall return your computer, and mobile phone to the Company.

If you are in agreement with the above, please sign the enclosed copy of this letter and return it to the undersigned at your earliest convenience.

Very truly yours,

/s/ MICHAEL CORWIN

Michael Corwin

President

Agreed to and accepted by:

/s/ MENASHE SHAHAR

Menashe Shahar